EXHIBIT 99.2

                                   StorageTek
                             Q2 2002 Conference Call
                    Script of Prepared Remarks of Pat Martin


Good afternoon everyone, and thank you for joining us today. As usual, I will be brief in my remarks, and then I'll turn it over to Bobby who will cover our second quarter financial performance in depth.

By now, I'm sure you have had the opportunity to read our earnings release. In the second quarter, we generated $492 million in revenue. On a year over year basis, our revenues were down 4% but up 8% from the first quarter this year. This yielded net income of $19 million, and earnings of $0.18 per share, that's up 50% over second quarter last year and 200% sequentially.

Additionally, we continue to see improvement on the balance sheet. Our cash position was up and is approaching nearly a half-billion dollars, inventory is down again this quarter and our debt-to-total capitalization is one percent. We clearly are in a strong financial position, which we have improved this quarter, even in these tough economic times.

As you know, IT spending continues to be weak, with the second quarter pretty much a repeat of first quarter spending patterns, that is large projects delayed and limited purchasing. Many of the other storage vendors such as IBM and EMC both reported double digit declines in their storage business on a year-over-year basis. Given the current market conditions, we are pleased with our execution this quarter, that said we are not satisfied. While there is evidence that the general US economy may be starting to recover, we still have not seen the economic recovery in IT and specifically not in the storage industry. Additionally, economies around the world continue to weaken. European, Japanese and Latin American markets are still struggling and unable to see any recovery in sight. This general weakness continues to impact purchasing decisions, and especially IT spending. As we have seen for a number of quarters, customers are being very cautious in their IT purchases and we continue to see transactions delayed, smaller deal sizes, and authorizations for contracts escalating to the CFO or even the board level.

According to a recent Goldman Sachs survey of IT managers, half of their respondents had under spent their budgets this year and most expect their IT spending to be down for the full year. This is clearly what we are seeing in the marketplace, as our revenue is down about 3% for the first half of 2002, which reflects overall IT spending shrinkage.

On the positive side, in the second quarter we were able to expand our gross margin and dramatically improve our service margin. We are continuing to be successful positioning ourselves more as a strategic partner with our customers by leading with services. Service revenues were up 16% over last year and up 11% over the first quarter. We continue to see a lot of opportunity in the services area and we are investing there appropriately.

We also saw nice improvement in our disk revenue. Disk revenue was up nearly 40% over second quarter last year and up 76% over the first quarter. Within networking, sales from SAN hardware products showed double-digit improvement over the second quarter last year and over 30% for the first half.

On the other hand, revenues from our automated tape solutions generally followed the market contraction, as many of our major customers delayed purchases. Because our automated tape solutions business was strong in the second quarter of 2001, we knew it would be a tough compare for tape this quarter. Our tape revenues were down 18% for the second quarter and 13% for the first six months but were up 4% over first quarter. As Bobby will talk about further, with the tape revenue shift from sales to service due to the EDS transaction, we feel as though we had a reasonable quarter and maintained our market share in a difficult environment.

The revenue performance out of our indirect channel was credible and essentially matched its contribution from second quarter last year and was up over the first quarter of this year. While we saw weakness from some OEMs, we also saw growth in others. We continue to have success through our medical resellers, a small, but growing channel. Revenue into our medical resellers experienced 60% growth from second quarter 2001 and nearly 100% for the full six months. While the revenue generated from healthcare has traditionally been image archive, we are also finding success by selling disaster recovery solutions.

Another vertical market where we are gaining traction is in broadcast - both domestically and internationally. China Central Television, a major network in China, was looking for an end-to-end, storage archive solution. StorageTek competed against both IBM and Sony, a strong player in the broadcast industry. Our solution includes our PowderHorn Library (the first in China), along with our 9840Bs and new 9940B, high-capacity tape drives. We're excited because more than just being a good competitive win for us, it is also a multiple petabyte opportunity. Similarly, a major European music and video-broadcasting network selected StorageTek for their video image archive needs. They chose our SN6000 storage domain manager along with our 9940 drives to consolidate and migrate to newer technology to handle their growing requirements.

The revenue decline this quarter over second quarter last year, can be primarily attributed to our direct channel. As you know, with our coverage model, the direct channel sells primarily into larger data centers in the Global 500. As I discussed, these glass houses have generally reduced their spending this year. A recent Lehman report, stated that large company spending was experiencing 15% declines while small company spending remains robust. While the market appetite for a "big-deal" environment is small, we do continue to see demand for the large storage solutions in our major accounts, but we also see authorizations for these projects being delayed.

While the commercial market has seen a delay in large corporate deals, we have experienced good revenue growth in our public sector. This particular region saw a 50% growth over last quarter and over the second quarter of 2001. We had and continue to have success in selling into governmental agencies in both tape and open disk.

We saw slight weakness in the US/Canada and European geographies. Latin America was also a difficult marketplace this quarter, but there was good news out of the Asia Pac area with slight revenue growth primarily from Korea. In all geographies our services offering was key.

Even though the overall disk market continues to be soft, we had strong revenue growth this quarter and a 140% increase in terabytes sold over second quarter last year. In January we announced an expanded alliance with LSI. As we anticipated, the second quarter was when we expected to see meaningful revenue contribution. This improvement is evidence of our ability to be a provider of total storage solutions to our customers.

This quarter one of our customers, a biopharmaceutical company, needed a solution that included tape, disk and service bundling. The customer wanted to have a relationship with just one vendor for its disk and tape solutions. We were able to provide to the customer our D176 where they could migrate data from RAID 1 to RAID 5 and vice versa non-disruptively. They needed to be able to test performance at either RAID level. Our SANtricity offering allowed them to do that while the competitive solutions could not.

One of our existing clients, a large mid-west, diversified financial services company, needed to expand and improve on their disaster recovery/business continuity plans. After a lengthy and exhaustive analysis, they selected STK as their strategic tape vendor based on price/feature and functionality over that of IBM's VTS. This customer needed the performance of the 9840, the breadth of our product line and an attractive total cost of ownership. Additionally, our professional services organization is managing the bank's disaster recovery project and their relocation and migration services.

We just announced new feature and functionality to our virtual tape offering, the Virtual Storage Manager or VSM. Our enhanced VSM will have broadened business continuity capabilities, enhanced performance and increased capacity and flexibility to manage the data. Additionally, we announced a new version of our VSM for small and mid-sized data centers, the VSMe. This offering, with its low entry point and upgradability, allows new customers enterprise-class technology even as their capacity requirements continue to grow.

In September and October, we will be launching some exciting new products. They will include our 9940B tape drive. The 9940 drive is our high-capacity tape offering. We will be improving from 60 gigabytes capacity and 10 megabytes per second transfer rate to 200 gigabytes, 30 megabytes per second - and that is uncompressed. With compression you can triple those numbers.

This quarter, we saw growth in our storage networking revenue that is indicative of our success in our storage services segment. Customers continue to need help in managing their overall storage infrastructure whether through a SAN installation or a modification to their existing configuration. We continue to see customers initiating and expanding their SAN implementations.

Our goal of offering proactive customer support and services across all platforms and environments, while improving customer satisfaction and value, is gaining traction in the marketplace. Customers have told us that their number one challenge is successfully managing their storage requirements. We are uniquely positioned to be able to offer our customers superior storage solutions, both ours and those of our partners and alliances. We offer more than just traditional maintenance for our hardware and other vendors and we also provide superior consulting and support services.

One of our customers, a large data mining company, had tape utilization issues and tight backup windows. We went to the customer and setup a solution with 30 of our 9840s, a PowderHorn upgrade, 3 switches, and one SN6000, as well as appropriate software, ACSLS and Veritas Backup. It was approximately 45 days from project initiation to production and the customer is very pleased with their storage solution.

By concentrating on new addressable markets, we believe we have the opportunity to leverage our existing strengths and the key trends in the industry, which include outsourcing of operations and centralizing open-systems management.

With regard to operations, in February, we said that we would take out another $100 million in inefficiencies over the next 12 to 24 months. We told you that we were continuing to improve the effectiveness of our R&D and our manufacturing. In line with that, this quarter we announced the outsourcing of all of our card manufacturing. This will streamline the duplication of a number of manufacturing and engineering efforts. We said that we would reduce the number of outside manufacturing vendors by 40% by year-end. We are clearly on track to do just that. The benefits of lean manufacturing and early vendor involvement have already resulted in reduced inventories and reduced overall manufacturing costs, as have some of the benefits of our Engineering Excellence Initiatives.

In these difficult economic times, operational effectiveness is critical. As proof of our laser-like focus, we continue to be able to deliver better operating and profit margins despite a constrained market and flattish revenues. Saying that, the difficult marketplace continues to make revenue growth very difficult. The anticipated increase in IT spending in the second half of 2002 is clearly not in the cards. According to Giga Information, Goldman Sachs and Lehman market research reports, IT spending will probably not be picking up this year. And according to a recent Giga report, some companies believe that their corporate IT spending is even more back-end loaded than in prior years.

While we agree with their assessments that there will be the traditional seasonality in IT spending with more of the budget being spent in the second half of the year, revenue growth could be difficult in the second half. However we are not reducing our earnings growth expectations. In February, I said that we plan to grow earnings a minimum of 30% this year and greater if IT spending improved in the second half of the year. And despite the current outlook that storage spending growth will continue to be slow and the recovery delayed, we still believe we can deliver earnings improvement of 30%.

We are still optimistic about our opportunity and potential. We have seen success in the first half of the year even though the business environment was quite challenging. Customers still have ever-growing storage requirements. They need more than just boxes - they need solutions and solutions with services. The growth that we have seen in our services in the first half of the year is evidence of this. Our strategy and focus allow us to be the chosen partner for many of our customers.

In the first half of the year, we have improved shareholder value, improved earnings by nearly 175%; we brought new products to market and most importantly expanded our addressable markets. I've now been here two full years. While it has been a very tumultuous time in the market, I'm pleased that we have been able to increase Shareholder Equity by over $160 million or about $1.50 per share - that is a nearly 9% compounded annual return. While this is not what I wanted it to be, certainly we are a long way from where we were and have much opportunity in front of us.

We believe we are clearly positioned to take advantage of the marketplace when the economy recovers. In the meantime, we will continue to focus on our operational improvements, on strengthening our product line, on increasing our distribution capacity and exploiting the market opportunities we have, to grow revenue.

At this time, I'd like to turn it over to Bobby Kocol.